                                                                  EXHIBIT (a)(6)

                      [WILLIAM BLAIR & COMPANY LETTERHEAD]

                                                                  April 22, 1997
CONFIDENTIAL
Board of Directors
The Peak Technologies Group, Inc.
600 Madison Avenue, 26th Floor
New York, NY 10022

Gentlemen:

     You have asked our opinion as to the fairness, from a financial point of view, to the stockholders of The Peak Technologies Group, Inc. (the "Company") of the cash consideration which they will receive pursuant to the terms of the draft Agreement and the Plan of Merger dated as of April 22, 1997 (the "Merger Agreement") among Moore U.S.A. Inc. ("Moore"), a wholly owned subsidiary of Moore and the Company. The terms of this merger contemplate, among other things, a wholly owned subsidiary of Moore acquiring the Company through a tender offer (the "Tender Offer") at $18.00 per share for all of the outstanding shares of the Company, followed by a second step merger at the same price (the "Merger").

     We have acted as financial advisor to the Company in connection with the proposed transaction (the "Transaction"). In our review of the Transaction and the preparation of our opinion herein, we have examined: (a) the financial terms and conditions of the Merger Agreement; (b) certain unaudited financial statements of the Company and the audited financial statements for each of the fiscal years in the three-year period ended December 31, 1996; (c) certain internal financial analyses and forecasts for the Company prepared by the management of the Company; and (d) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

     We have assumed the accuracy and completeness of all the information which we have reviewed for the purpose of this opinion and we have not assumed any responsibility to verify independently such information or for an independent appraisal or evaluation of the assets of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to their future financial performance and we express no opinion with respect to such forecasts or the assumptions on which they are based. Our opinion is based upon circumstances existing and disclosed to us and which can be evaluated as of the date hereof and does not address the Company's underlying business decision to enter into the Transaction or, constitute a recommendation to any holder of the Company's common stock on tendering into the Tender Offer or voting with respect to the Merger.

     In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

     In conducting our investigation and analysis and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical revenues, operating income, net income and capitalization, as to the Company, and certain publicly held companies; (b) the current financial position and results of operations of the Company; (c) the historical market prices and trading volume of the common stock of the Company;
(d) financial information concerning selected actual and proposed business combinations which we believe to be relevant; and (e) the general condition of the securities markets.

     William Blair & Company, L.L.C. has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, and similar transactions. In the ordinary course of our business we actively trade shares of the Company's common stock for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such common stock. As financial advisor to the Board of Directors of the company in connection with the Transaction, we will receive a fee for our services. The payment of a substantial portion of this fee is contingent upon the completion of the Transaction. We have provided investment banking services to the Company in the past and received compensation for such services.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the cash consideration of $18.00 per share, which the stockholders of the Company will receive pursuant to the Tender Offer and the Merger, is fair from a financial point of view to such stockholders.

                                          Very truly yours,

                                          WILLIAM BLAIR & COMPANY, L.L.C.